EXHIBIT 10.5
March 30, 2020

Via Email (bgrass@helenoftrov.com)
Brian L. Grass
1 Helen of Troy Plaza
El Paso, Texas 79912

RE: June 17, 2019 Severance Agreement

Brian:

We write to request a limited waiver to the rights provided to you in Section 5.9(b) of your June 17, 2019 Severance Agreement with Helen of Troy Nevada Corporation (the "Agreement"). Pursuant to Section 5.9(b) of the Agreement, you are entitled to terminate your employment with Helen of Troy Nevada Corporation (the "Company") for Good Reason (as defined in the Agreement) in the event of "a material reduction by the Company in [your) base salary." Given the unprecedented impact of the Covid-19 pandemic, the Company is requesting that you accept a twenty-percent reduction to your current base salary beginning April 1, 2020 and continuing until further notice by the Company, but in no case shall such reduction continue past February 28, 2021. For the duration of the twenty percent reduction in your base salary, with the exception of the reference to "unpaid base salary" in Section 3.4 the Agreement, all references to base pay or base salary in the Agreement shall refer to the full base salary in effect immediately prior to April 1, 2020. Except as set forth above, all of the other terms, provisions and conditions of the Agreement will remain and continue in effect.

If this temporary reduction is acceptable to you, please sign in the space provided below and return to me. This letter may be signed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Please note, by signing this letter, you are waiving any rights to terminate your employment for Good Reason under Section 5.9 of the Agreement on the basis of this reduction.

Sincerely,

/s/ Tessa Judge
Tessa Judge
SVP - General Counsel

/s/ Brian L. Grass
Brian L. Grass

HelenofTroy.com